Exhibit 99.1

JPMorgan Chase & Co. 270 Park Avenue, New York, NY 10017-2070 NYSE symbol: JPM www.jpmorganchase.com

News release: IMMEDIATE RELEASE

JPMorgan Chase Announces Adjustment to Warrant Exercise Price
New York, October 2, 2014 – JPMorgan Chase & Co. (NYSE: JPM) (“JPMorgan Chase” or the “Firm”) announced today that in accordance with the terms of the outstanding warrants to purchase common stock of JPMorgan Chase (NYSE: JPM/WS), the warrant Exercise Price will be reduced to $42.391 per share from $42.405 per share, effective as of the close of business on October 6, 2014.
This adjustment resulted from the declaration by the Board of Directors of JPMorgan Chase on September 16, 2014 of a quarterly dividend of $0.40 per share on the outstanding shares of the Firm’s common stock. The dividend is payable on October 31, 2014, to stockholders of record at the close of business on October 6, 2014. This dividend declaration did not result in a change in the Warrant Share Number.
Further information regarding the warrants and adjustments to the warrant Exercise Price and the Warrant Share Number is available on the Firm’s website at jpmorganchase.com, under the heading Investor Relations, Shareholder Information: “Warrant Information.”
JPMorgan Chase & Co. (NYSE: JPM) is a leading global financial services firm with assets of
$2.5 trillion and operations worldwide. The Firm is a leader in investment banking, financial services for consumers and small businesses, commercial banking, financial transaction processing, and asset management. A component of the Dow Jones Industrial Average, JPMorgan Chase & Co. serves millions of consumers in the United States and many of the world's most prominent corporate, institutional and government clients under its J.P. Morgan and Chase brands.
Information about JPMorgan Chase & Co. is available at www.jpmorganchase.com.
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Investor Contact: Sarah Youngwood 212-270-7325	Media Contact: Joseph Evangelisti 212-270-7438